                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                     Only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[X]  Soliciting Material Pursuant to ss. 240.14a-11(c) or ss. 240.14a-12

                           COMMUNITY BANCSHARES, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

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          pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ]  Check box if any part of the fee is offset as provided by Exchange Act Rule
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     previously. Identify the previous filing by registration statement number,
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     (1)  Amount Previously Paid:

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



                           COMMUNITY BANCSHARES, INC.

                                 TALKING POINTS

                                 April 13, 1999

1.       RETURN ON INVESTMENT

         Shareholders who invested in the first stock offering in 1987 have earned an average annual return of 21.5% on their investment when you factor in appreciation and dividends. The following chart contains an analysis of Community Bancshares' stock performance each year from 1987 through 1998:

                                                       Cumulative                  Value                 Current
                                 Market                   Cash                      To                    Year
        Dec. 31:                  Value                Dividends                 Investor                Change
        --------                  -----                ---------                 --------                ------

          1987                     $ 2.50                $0.00                    $ 2.50                     --
          1988                     $ 2.58                $0.00                    $ 2.58                   3.00%
          1989                     $ 2.83                $0.00                    $ 2.83                   9.90%
          1990                     $ 2.92                $0.00                    $ 2.92                   3.00%
          1991                     $ 3.00                $0.00                    $ 3.00                   2.92%
          1992                     $ 4.25                $0.00                    $ 4.25                  41.67%
          1993                     $ 9.00                $0.00                    $ 9.00                 111.76%
          1994                     $12.50                $0.00                    $12.50                  38.89%
          1995                     $10.00                $0.25                    $10.25                 (18.00)%
          1996                     $11.50                $0.50                    $12.00                  17.07%
          1997                     $15.00                $0.88                    $15.88                  32.29%
          1998                     $20.00                $1.38                    $21.38                  34.65%


        April 6:
        --------

          1998                     $15.00                $1.38                    $21.38                     N/A
          1999                     $24.00                $1.98                    $25.98                     N/A

         The Corr family invested a little more than $2 million and today that investment is worth more than $8 million.

         The following table shows the returns of an investor who invested $100,000 in the past:

                                                       Investment                Total
    Date of                                             Value on                Increase            Avg. Return on
   Investment                     Years                 12/31/98                  (%)                 Investment
   ----------                     -----                 --------                --------            ---------------
    12/31/87                        11                  $855,000                  755.00%                21.54%
    12/31/88                        10                  $855,000                  755.00%                23.94%
    12/31/91                         7                  $712,500                  612.50%                32.38%
    12/31/93                         5                  $237,500                  137.50%                18.89%
    12/31/96                         2                  $167,000                   67.00%                29.23%
    12/31/97                         1                  $136,667                   36.67%                36.67%

                                                       Investment
                                                        Value on
                                                         4/6/99
                                                         ------
    4/6/98                           1                  $164,000                   64.00%                64.00%


         As of April 6, 1999, Community Bancshares' stock had a higher price to earnings ratio than any of the big regional bank holding companies headquartered in Alabama. The most recent trades of Community Bancshares stock have been at $24.00 per share. At that price the P/E ratio for Community Bancshares is 26.7, as compared to 21 for AmSouth, 18 for Regions, 19 for Colonial, 16 for SouthTrust, 15 for Compass and 14 for Alabama National.

2.       PERQUISITES

         A company car and payment of country club dues is standard (not unusual) for any chief executive officer of a company. As for my car, it's used and it's leased. The lease is not out of line with other leases for executive vehicles.

         We did take a hunting trip to Alaska and carried customers, officers, directors and employees. I think the funds were well spent.

3.       COMPENSATION

         I don't set my salary. It's set by the Board of Directors and R.C. Corr voted on numerous occasions to increase my compensation. In fact, R.C. Corr was a member of the Compensation Committee of the Board of Directors for a number of years. On December 8, 1995, R.C. Corr seconded the motion to approve my contract and to give me a bonus. Bryan Corr never once expressed a negative comment during the board discussions of my compensation, according to Bishop K. Walker, Jr., Vice Chairman of the Company.

         When I joined The Bank of Blountsville, the Company's predecessor, in 1983 it had assets of $38 million. It has grown from one bank office to 30, from no finance offices to 12, and from no insurance company to an insurance company that serves over 140 agencies in Alabama.

         A study by SNL Securities of option-adjusted compensation for the five most highly compensated chief executive officers at banks with total assets of $500 million to $1 billion shows compensation of $1,199,575; $1,122,153; $1,112,207; $956,298; and $859,986, respectively.

4.       RETURN ON ASSETS

         The following chart shows the Return on Average Assets for Community Bancshares and Community Bank for each year from 1987 through 1998.

                                         Community                 Community
                                      Bancshares, Inc.                Bank
                                      ----------------                ----
                     1998                   0.67%                     0.93%
                     1997                   0.74%                     0.96%
                     1996                   0.82%                     1.11%
                     1995                   0.82%                     1.18%
                     1994                   0.97%                     1.27%
                     1993                   1.11%                     1.33%
                     1992                   1.29%                     1.50%
                     1991                   0.84%                     1.14%
                     1990                   0.87%                     1.08%
                     1989                   0.70%                     1.14%
                     1988                   0.70%                     1.18%
                     1987                   0.15%                     0.73%

         The decrease in the ROA for 1998 was due to our expansion, not only in opening five bank offices but in adding five finance company offices and acquiring two insurance agencies and completing the acquisition of a third.

         Our policy has always been to provide the utmost in competitive banking to our communities. When we invest in expansion, that affects ROA. The board, including Bryan Corr, voted for the 1998 expansion and anticipated that ROA would drop this year. In fact, on December 9, 1997, Bryan Corr seconded the motion approving these expansion plans.

         The key is knowing how to bring ROA up, and we've done that. In 1987 we acquired four bank offices, bringing our company to a total of seven bank offices. But after those acquisitions the ROA of Community Bancshares was 0.15. By the next year it was 0.70

         SNL Securities has prepared the following information showing how Community Bancshares compared with a selected peer group of southeastern banks, and with public banks throughout the country having assets of $500 million to $1 billion, in the areas of return on average assets and return on average equity for the past five years, as well as 1998 annual growth and annual growth for the past five years.

                                                                                                               Total
                                                ROAA                                    ROAE                  Return*
                               -----------------------------------    ------------------------------------   --------
                                1994   1995   1996    1997    1998     1994    1995    1996   1997    1998     1998
                                 (%)    (%)   (%)     (%)     (%)      (%)     (%)     (%)     (%)     (%)      (%)
                               ------------------------------------   ------------------------------------------------
Community Bancshares            0.97   0.82    0.82    0.74    0.67    11.86   10.88  11.50   10.51    9.59    37.77
Median (Custom Peer
    Group)                      1.22   1.27    1.29    1.38    1.21    13.66   13.46  13.19   12.76   12.61     1.36
Median (Public Banks
    $500M - $1B)                1.16   1.19    1.22    1.25    1.16    12.85   13.29  13.11   13.40   12.93    (1.68)

----------------
*   Total return figures are for market-weighted indices, not medians.

                                          1998 ANNUAL GROWTH %                           1994-1998 CAGR (%)
                              ----------------------------------------       ------------------------------------------
                                NON                                            NON
                              INTEREST     GROSS                TOTAL        INTEREST     GROSS                   TOTAL
                               INCOME      LOANS   DEPOSITS     ASSETS       INCOME       LOANS     DEPOSITS     ASSETS
                               ------      -----   --------     ------       ------       -----     --------     ------
Community Bancshares            65.65%     33.03%   22.16%      22.65%       26.25%        20.40%     19.58%      30.29%
Median (Custom Peer
    Group)                      24.37      14.87    14.07       14.13        21.47         20.40      15.28       16.74
Median (Public Banks
    ($500M-$1B)                 20.94      11.52    11.33       12.92        16.63         13.28      12.22       12.95

                  The peer group used by SNL Securities is as follows:

                                                                                                          Total Assets
                                                                                                           at 12/31/98
                                           Ticker          City          State      Region    Exchange       (000's)
                                           ------          ----          -----      ------    --------       -------
FNB Financial Services Corporation       FNBF        Reidsville            NC         SE     NASDAQ           $421,709
Commercial Bankshares, Inc.              CLBK        Miami                 FL         SE     NASDAQ            432,601
Virginia Financial Corporation           VFNL        Staunton              VA         SE     Pinks             434,140
National Bankshares, Incorporated        NKSH        Blacksburg            VA         SE     OTC               445,166
United Security Bancshares,
Incorporated                             USBI        Thomasville           AL         SE     OTC               450,073
American Bancshares, Inc.                ABAN        Bradenton             FL         SE     NASDAQ            456,396
American National Bankshares
Incorporated                             AMNB        Danville              VA         SE     OTC               460,383
FNB Corp.                                FNBP        Christiansburg        VA         SE     NASDAQ            461,916
First Bancorp                            FBNC        Troy                  NC         SE     NASDAQ            491,838
PAB Bankshares, Inc.                     PAB         Valdosta              GA         SE     AMSE              513,742
Bank of Granite Corporation              GRAN        Granite Falls         NC         SE     NASDAQ            606,175
Bank of the Ozarks, Inc.                 OZRK        Little Rock           AR         SE     NASDAQ            612,431
First National Corporation               FNC         Orangeburg            SC         SE     AMSE              642,905
LSB Bancshares, Inc.                     LXBK        Lexington             NC         SE     NASDAQ            679,006
First M & F Corporation                  FMFC        Kosciusko             MS         SE     NASQAQ            702,006
Fidelity National Corporation            LION        Atlanta               GA         SE     NASDAQ            712,878
ABC Bancorp                              ABCB        Moultrie              GA         SE     NASDAQ            724,011
Carolina First BancShares, Inc.          CAFP        Lincolnton            NC         SE     Pinks             731,626
Union Bankshares Corporation             UBSH        Bowling Green         VA         SE     NASDAQ            733,947
NBC Capital Corporation                  NBCA        Starkville            MS         SE     OTC               777,032



5.       PATTERSON FAMILY MEMBERS

All of the members of my family working for Community Bank are experienced professionals. The six members of my family make up less than 1.4% of the 431 employees in our company.

Frankly, I think it fair to characterize both the Corrs and the Pattersons as good families. Bryan worked for his daddy at their telephone company, along with other family members. That company sold and now I think they may be looking for a good place to light. But my family and the employees of Community Bank aren't ready to give up our jobs.

My wife Carolyn provides a valid service for our company and other customers. She's saved us thousands of dollars by buying wholesale and shopping for good values. We've been open about her contract and have included information about it in the annual report for 5 years. Let me add that on April 15, 1997, R.C. Corr seconded the motion for the company to continue a business relationship with Carolyn. In fact, the Corrs hired Carolyn in 1994 to provide services at their business and commented that she saved them money.

For the years 1995, 1996 and 1997, our company paid Heritage Interiors a total of $1,767,833. Of that amount, approximately $77,255 were fees for services and the remaining $1,690,578 were for furnishings and merchandise. It cost Heritage Interiors approximately $1,392,009 to purchase those furnishings and merchandise, so the gross profit on the furnishings and merchandise was

$298,569, which represents 17.7% gross profit margin. According to Financial Studies of the Small Business by Financial Research Associates (19th Edition) the industry average gross profit margin of retail furniture and appliance sales firms is 37.37%.

I own a business which provides lawn care and maintenance for certain locations of the bank. This has also been disclosed in our annual report for a number of years. Community Bank saves money by using this lawn care service. For example, we solicited bids for the bank locations in Blount County, and my business, Heritage Farms, submitted a bid which was $2,032 per month less than the other bid.

My son-in-law does auditing work for the bank. He was doing this before I came to the bank and before he married my daughter. After he became my son-in-law, he hired an independent accounting firm to review all of his work and issue the audit opinion. In 1998 the bank paid my son-in-law's firm $165,000. We solicited a bid from another accounting firm to do the same work and the bid was $296,000.

Again, we use these people not because they are related to me but because they save the bank money. It's in the best interests of the shareholders for us to do so.

6.       NO NEED FOR CHANGE

To Bryan's claim that a change is in the best interests of the company, I have to tell you that I don't believe that's true. I don't think what they're doing is in the best interests of the company. In order for the bank to be successful we must pay attention to our return to shareholders and we've done that while also taking into account our responsibility to our customers, employees and communities.

7.       NASDAQ LISTING

I'm aware that Bryan said in the American Banker that taking the company to the NASDAQ is his goal. I'm completely open to that and he knows it since the board has discussed it. I'm just surprised he's presenting that as his idea.

CERTAIN ADDITIONAL INFORMATION REQUIRED BY THE SECURITIES AND EXCHANGE
COMMISSION: Community Bancshares, Inc. (the "Company") will be soliciting proxies for the upcoming Annual Meeting of Stockholders of the Company to vote for election of the Board of Directors' nominees to serve as directors of the Company and for approval of the Company's proposals. Such proxies will be voted against proposals that may be presented at the Annual Meeting by certain members of the so-called Stockholders for Integrity and Responsibility. The following individuals, each of whom is a member of the Board of Directors of the Company, may be deemed to be participants in the solicitation of such proxies and, as of March 1, 1999, beneficially owned the number of shares of the Company's common stock indicated: Glynn Debter, 37,067 shares; Roy B. Jackson, 5,000 shares; Denny G. Kelly, 370,000 shares; John J. Lewis, Jr., 43,667 shares; Loy McGruder, 58,022 shares; Hodge Patterson, III, 80,077 shares; Kennon R. Patterson, Sr., 863,456 shares; Merrit M. Robbins, 184,908 shares; Robert O. Summerford, 116,867 shares; Bishop K. Walker, Jr., 569,479 shares; and R. Wayne Washam, 39,069 shares.



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